Exhibit 10.2
WESCO INTERNATIONAL, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an Award of Restricted Stock Units by WESCO International, Inc., a Delaware corporation (the “Company”) under the WESCO International, Inc. 2021 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Grantee:	[NAME]
Grant Date:	[DATE]
Number of Restricted Stock Units:	[NUMBER]
Vesting Term:
Each Restricted Stock Unit represents the right to receive a Share if the Restricted Stock Unit vests. The Restricted Stock Units will vest as to one third of the total number of Restricted Stock Units granted pursuant to the Award on each of the first, second and third anniversaries of the Grant Date (each such anniversary, a “Vesting Date”) if Grantee does not experience a Termination of Service prior to each such Vesting Date.

Accelerated Vesting:
Subject to the foregoing provisions, the Restricted Stock Units will be 100% fully vested upon the earliest of: (1) Grantee’s Termination of Service due to Retirement after attaining a minimum age of 65; (2) Grantee’s death; (3) Grantee’s Disability; or (4) a Change in Control.
The Restricted Stock Units will vest on a pro rata basis upon Grantee’s Termination of Service due to Retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company or its Subsidiaries. In such case, the number of Restricted Stock Units vested (including those already vested) will be determined by multiplying (1) the number of Restricted Stock Units, by (2) a fraction, the numerator of which is the number of whole months from the Grant Date through Grantee’s Termination of Service, and the denominator of which is thirty-six (36) months.

Forfeiture:	Except as set forth above, if Grantee has a Termination of Service before the final Vesting Date, all rights of Grantee to Restricted Stock Units that have not vested shall terminate and be forfeited.

Delivery:	Vested Restricted Stock Units will be settled by delivery of Shares as soon as practicable after the earliest to occur of: (1) the applicable Vesting Date; (2) Grantee’s death; (3) Grantee’s Disability; (4) subject to Section 12(d)(ii) of the Plan, Grantee’s Termination of Service; or (5) a Change in Control. Restricted Stock Units shall be subject to tax withholding in accordance with Section 12(d)(i) of the Plan.
Non-Competition, Non-Solicitation and Confidentiality:
Non-Competition and Non-Solicitation. During Grantee’s employment and for a period of one year thereafter:
(1)    Grantee shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of the Company or its Subsidiaries (A) with whom Grantee dealt directly or indirectly or for which Grantee had responsibility while employed by the Company or its Subsidiaries, or (B) about whom Grantee acquired confidential information during Grantee’s employment with the Company or its Subsidiaries, for the purpose of offering, selling or providing products or services that are competitive with those offered by the Company or its Subsidiaries. Grantee shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of the Company or its Subsidiaries to any competitor.
(2)     Grantee shall not, to the detriment of the Company or its Subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in any Competing Business Line, or otherwise engage in Competing Services. This provision shall not prevent Grantee from owning less than 1% of the outstanding shares of a publicly-traded entity or less than 3% of a private equity fund. For purposes of this provision, (A) “Competing Business Line” means any business that is in competition with any business engaged in by the Company or its Subsidiaries with respect to which Grantee provides services, or about which Grantee received Confidential Information (as defined below) and (B) Grantee will be deemed to be providing “Competing Services” if the nature of such services are sufficiently similar in position scope and geographic scope to any position held by Grantee during employment with the Company or its Subsidiaries, such that engaging in such services on behalf of a Competing Business Line would threaten the Company’s or its Subsidiaries’ legitimate business interests.

(3)     Grantee shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (A) any employee of the Company or its Subsidiaries or (B) any former employee of the Company or its Subsidiaries whose employment ceased within 180 days prior to the date of such solicitation or hiring.

Confidentiality. “Confidential Information” means information regarding the business or operations of the Company or its Subsidiaries, both oral and written, including, but not limited to, documents and the Company or Subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer files, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that the Company or its Subsidiaries disclose to Grantee or Grantee otherwise learns or ascertains in any manner as a result of, or in relation to, Grantee’s employment by the Company or its Subsidiaries. Other than as required by applicable law, Grantee agrees: (1) to use Confidential Information only for the purposes required or appropriate for Grantee’s employment with the Company or its Subsidiaries; (2) not to disclose to anyone Confidential Information without the Company’s prior written approval; and (3) not to allow anyone’s use or access to Confidential Information, other than as required or appropriate for Grantee’s employment with the Company or its Subsidiaries. The foregoing shall not apply to information that is in the public domain, provided that Grantee was not responsible, directly or indirectly, for such information entering into public domain without the Company’s approval. Grantee agrees to return to the Company all Confidential Information in Grantee’s possession upon termination of Grantee’s employment or at any time requested by the Company.
The foregoing provisions shall survive and remain in full force and effect regardless of any expiration, termination or cancellation of this Award Agreement.
If any provision of this section shall be invalid or unenforceable to any extent, the remaining provisions shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable.
Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of this section shall be in addition to, and shall not be deemed to supersede, any existing covenants or other agreements between Grantee and the Company or any of its Subsidiaries.

Country-Specific Terms:	Country-specific terms that apply to individuals in those countries may be set forth in an addendum to the Award Agreement.
Other Terms:
All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Grantee agrees to be subject to the terms and conditions of the Plan.

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